Exhibit 10.1

EXHIBIT A

IDACORP Executive Incentive Plan 2010 Goals

HOW THE PLAN WORKS

The Plan consists of a combination of Operational and Customer Service goals for Idaho Power Company and Net Income targets for IDACORP.  The intent of the Plan is to focus on key areas management can impact while maintaining a means of additional profit sharing should Net Income exceed expected performance.

The weightings for the two areas are as follows:

•         Operational/Customer Service Goals – 30%

•         IDACORP Consolidated Net Income – 70%

The total payout will be based on predetermined participation levels approved by the Board.  The amount of incentive to be awarded each participant will be calculated by multiplying the approved incentive percentage by the combined multiplier times the base salary.

I.          Operational/Customer Service Goals

A.        Customer Satisfaction

The Customer Relationship Index (CRI) details the company's performance through the eyes of the customer and is based on a rolling 4-quarter average for the period beginning January 1, 2010 through December 31, 2010.  The index consists of 5 specific questions asked of our customers by an independent survey company and addresses issues such as overall satisfaction, quality, value, advocacy and loyalty.  The CRI goal for 2010 is as follows:

Performance Level	CRI Goal	Qualifying Multiplier
Threshold	%	7.5%
Target	%	15%
Maximum	%	30%

B.        Network Reliability

This goal will be measured using the number of interruptions greater than 5 minutes in duration experienced by Small and Large General Service Customers ("Customers").  In addition to the required performance levels below, this metric contains a hurdle of no more than 10% of Customers subjected to more than 6 interruptions.  If this hurdle is not passed, the payout for the Network Reliability goal will be zero.

Performance Level	Interruptions	Qualifying Multiplier
Threshold		7.5%
Target		15%
Maximum		30%

II.         IDACORP Consolidated Net Income, As Adjusted

Performance Level	IDACORP Consolidated Net Income	Qualifying Multiplier
Threshold		$35%
Target		$70%
Maximum		$140%

IDACORP Consolidated Net Income, as Adjusted, is defined as net income attributable to IDACORP, Inc., as reported on the audited consolidated IDACORP income statement for 2010, as adjusted (i) by subtracting from such number ___ percent of the amount of net tax benefits recorded in 2010 that result from (x) ______________, (y) ____________ and (z) accelerated amortization of accumulated deferred investment tax credits, to the extent such amounts combined exceed $_____, and (ii) by disregarding the effect, if any, on such net tax benefit reduction, of the obligation of Idaho Power Company to share with its Idaho customers, as provided in Idaho Public Utilities Commission Order No. 30978, dated January 13, 2010, earnings in excess of a 10.5 percent return on equity.